UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON D.C. 20549

SCHEDULE 14A

(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

PROXY STATEMENT PURSUANT TO SECTION 14(a)

OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant [	]

Check the appropriate box:

[	]	Preliminary Proxy Statement

[	]	Confidential, for Use of the Commission Only

(as permitted by Rule 14a-6(e)(2))

[	]	Definitive Proxy Statement

[	]	Definitive Additional Materials

[ x ]	Soliciting Material Pursuant to Section 240.14a-12

WELLS FARGO FUNDS TRUST

Payment of Filing Fee (Check the appropriate box):

[ X ]	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1.)	Title of each class of securities to which transaction applies:

2.)	Aggregate number of securities to which transaction applies:

3.)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount which the filing fee is calculated and state how it was determined):

4.)	Proposed maximum aggregate value of transaction:

5.)	Total fee paid:

June 12, 2006
To:	Funds Management Group, Institutional Trust Services, Business Partners

Shareholder Approval Received to Convert Three

Wells Fargo Advantage Outlook FundsSM

On June 12, 2006, shareholders of three Wells Fargo Advantage Outlook FundsSM approved a structural change under which they will attempt to replicate the returns of the appropriate Dow Jones Target Date Index. The three Wells Fargo Advantage Outlook Funds that were approved for the conversion were:

•	Wells Fargo Advantage Outlook 2010 FundSM
•	Wells Fargo Advantage Outlook 2020 FundSM
•	Wells Fargo Advantage Outlook 2030 FundSM

Shareholders of the three Funds approved each of the three proposals:

•	Proposal 1: To reapprove the Investment Advisory Agreement with Wells Fargo Funds Management, LLC, on behalf of the Wells Fargo Advantage Outlook Funds.
•	Proposal 2: To approve an Investment Subadvisory Agreement with Global Index Advisors, Inc., on behalf of the Wells Fargo Advantage Outlook Funds.
•	Proposal 3: To approve an arrangement that would allow Wells Fargo Funds Management, without first receiving shareholder approval and subject to certain conditions, to:
•	Select new or additional investment subadvisors for each Fund,
•	Enter into and materially modify existing investment subadvisory agreements, and
•	Terminate and replace investment subadvisors, provided those subadvisors are not affiliated persons of Wells Fargo Funds Management or the specific Fund.

Meeting for Two Wells Fargo Advantage Outlook Funds Adjourned Until June 20, 2006

The meeting was adjourned for two Wells Fargo Advantage Outlook Funds until June 20, 2006, at 10:00 a.m. Pacific Time. These two Funds had not yet received the necessary participation (50% of the outstanding shares of each Fund) to meet all the voting requirements as of June 12, 2006. However, they are very close to reaching the requirement and currently have a significant majority of votes received in favor of the proposals. We will continue to accept and solicit shareholder proxies for the remaining Funds until the next meeting date. The two Funds whose business was adjourned until June 20, 2006, are listed below:

•	Wells Fargo Advantage Outlook Today FundSM
•	Wells Fargo Advantage Outlook 2040 FundSM

If you have any questions, please feel free to contact

Anna Chim, Project Manager, at 415-396-4184.

Wells Fargo Funds Management, LLC, a wholly owned subsidiary of Wells Fargo & Company, provides investment advisory and administrative services for Wells Fargo Advantage Funds. Other affiliates of Wells Fargo & Company provide subadvisory and other services for the Funds. The Funds are distributed by Wells Fargo Funds Distributor, LLC, Member NASD/SIPC, an affiliate of Wells Fargo & Company.

NOT FDIC INSURED • NO BANK GUARANTEE • MAY LOSE VALUE

FOR INSTITUTIONAL INVESTOR USE ONLY – NOT FOR USE WITH THE PUBLIC

CO057988 (06-06)